Exhibit 99.1

Chase Corporation

26 Summer Street, Bridgewater, MA 02324

TEL: (508) 279-1789 – FAX: (508) 697-6419

www.chasecorp.com

Amex: CCF

FOR IMMEDIATE RELEASE

CHASE CORPORATION ANNOUNCES HIGHER REVENUES AND EARNINGS

FOR THE FIRST HALF OF FISCAL 2004 WITH

REVENUE INCREASING 24% AND INCOME BEFORE

NON-RECURRING CHARGES INCREASING 17%

Bridgewater, MA – April 13, 2004 – Chase Corporation (ASE:CCF) today reported revenues of 42,165,000 for the six months ended February 29, 2004 compared with $33,899,000 for the same period last year.  Income before loss on minority interest and impairment of goodwill was 2,622,000 or $0.63 per diluted share for the six months ended February 29, 2004 compared to $2,240,000 in the prior year period.  Net income for the fiscal year to date was $1,518,000 compared to $2,165,000 in the prior year period.  Second quarter fiscal 2004 revenues were $19,877,000 with net income of $1,105,000 versus revenues of $15,922,000 and net income of $923,000 for the second quarter of fiscal 2003.

The goodwill impairment charge of $579,000 was a result of the Company’s December 2003 sale of its Sunburst Electronics Manufacturing Solutions, Inc. subsidiary (“Sunburst”) (See December 12, 2003 press release).  Additionally, the Company had determined that the fair value of its unconsolidated joint venture was less than the book value, thus requiring an impairment charge of approximately $500,000 in the first quarter of fiscal 2004.  These non-recurring impairment charges had no impact on operating cash flow and will not impact fiscal 2004 dividends, which will be based on income before loss on minority interest and impairment of goodwill.

	For the Six Months Ended February 29 (28)		For the Three Months Ended February 29 (28)
	2004	2003	2004	2003

Revenues	$42,165,000	$33,899,000	$19,877,000	$15,922,000
Income before loss on minority interest and impairment of goodwill:	$2,622,000	$2,240,000	$1,117,000	$933,000

Loss on minority interest and impairment of goodwill:	$(1,104,000)	$(75,000)	$(12,000)	$(10,000)

Net Income	$1,518,000	$2,165,000	$1,105,000	$923,000

Income before loss on minority interest and impairment of goodwill per share:
Basic	$0.68	$0.55	$0.30	$0.23
Diluted	$0.63	$0.52	$0.28	$0.22
Net Income per share:
Basic	$0.39	$0.54	$0.30	$0.23
Diluted	$0.36	$0.52	$0.28	$0.22
Weighted average common shares outstanding:
Basic	3,857,000	4,047,000	3,665,000	4,047,000
Diluted	4,158,000	4,152,000	3,973,000	4,159,000

CHASE CORPORATION	APRIL 13, 2004

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides “safe harbor” for such forward-looking statements.

Chase Corporation is a diversified, advanced manufacturing company providing a wide-variety of high quality products and services to the specialty chemical, converting and electronic manufacturing industries.  The Company’s stock is traded on the American Stock Exchange (ASE:CCF).

For further information contact Paula Myers – Shareholder and Investor Relations Department (508) 279-1789 Ext. 219.